[Letterhead of Jones Day]

Exhibit 5.3

November 16, 2017

Expedia, Inc.

333 108th Avenue NE

Bellevue, WA 98004

Re:            Registration Statement on Form S-4 Filed by Expedia, Inc.

                  Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as special Texas counsel for Hotels.com, L.P., a Texas limited partnership (the “Texas L.P.”), and Hotels.com GP, LLC, a Texas limited liability company (the “Texas LLC”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $1,000,000,000 aggregate principal amount of 3.800% Senior Notes due 2028 (the “Exchange Notes”) of Expedia, Inc., a Delaware corporation (the “Company”), and related Subsidiary Guarantees (as defined below) of the Subsidiary Guarantors (as defined below) listed in the Registration Statement, for an equal principal amount of 3.800% Senior Notes due 2028 of the Company outstanding on the date hereof (the “Outstanding Notes”) and related Subsidiary Guarantees. The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of September 21, 2017 (the “Indenture”), by and among the Company, the Texas L.P., the Texas LLC (together with the Texas L.P., the “Covered Guarantors” and each, a “Covered Guarantor”), the other subsidiary guarantors party thereto (collectively, together with the Covered Guarantors, the “Subsidiary Guarantors”), and U.S. Bank National Association, as trustee. The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by each of the Subsidiary Guarantors as set forth in the Indenture.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Texas L.P. is a limited partnership existing and in good standing under the laws of the States of Texas, and the Texas L.P. has the limited partnership power and authority to execute, deliver and perform its obligations under the Indenture and to guarantee the Exchange

Expedia, Inc.

November 16, 2017

Notes pursuant to a Subsidiary Guarantee. The Texas LLC is a limited liability company existing and in good standing under the laws of the State of Texas, and the Texas LLC has the limited liability company power and authority to execute, deliver and perform its obligations under the Indenture and to guarantee the Exchange Notes pursuant to a Subsidiary Guarantee.

2.    The Indenture has been authorized by all necessary limited partnership action or limited liability company action, as applicable, of, and executed and delivered by, each Covered Guarantor.

3.    The Subsidiary Guarantee of the Exchange Notes by each Covered Guarantor has been authorized by all necessary limited partnership action or limited liability company action, as applicable, of each Covered Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

The opinions expressed herein with respect to the existence and/or good standing of the Covered Guarantors are based solely on certificates of public officials and online records of Texas state agencies as to factual matters and legal conclusions set forth therein.

For purposes of the opinions expressed herein, we have assumed that each party to the Indenture, other than the Covered Guarantors, has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of each such party.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon written statements and representations of officers and other representatives of the Covered Guarantors. The opinions expressed herein are limited to the laws of the State of Texas as currently in effect, and we express no opinion as to the effect of or the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the reliance upon the opinions expressed herein by Wachtell, Lipton, Rosen & Katz for purposes of its opinions being delivered and filed as Exhibit 5.1 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus

Expedia, Inc.

November 16, 2017

constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day